Exhibit 1.1

CDC Software Announces Appointment of Pivotal President

Hong Kong, September 8, 2005 – CDC Corporation (NASDAQ: CHINA; www.cdccorporation.net) today announced that former Ross Systems president of North American operations Rick Marquardt, a 20-year veteran of the enterprise application industry, has been promoted to the role of president at Pivotal Corporation, the Customer Relationship Management (CRM) division of the company’s software group, CDC Software.

“This is a tremendously exciting time to assume this leadership role,” said Rick Marquardt, President, Pivotal. “With more than 1,800 licensed customers, strong traction in the manufacturing, financial services, healthcare insurance and volume homebuilding verticals, and a firm commitment to technology innovation and leadership in the mid-enterprise CRM market, Pivotal is well positioned to build momentum across all aspects of its global business.”

Prior to this appointment, Marquardt served in various executive leadership positions with Ross Systems including senior vice president of worldwide sales and marketing. He most recently held the role of president of North American operations. Before joining the company, he held executive positions in software companies serving the telecommunications, financial services and manufacturing industries.

As president of Pivotal, Marquardt will immediately assume responsibility for the CRM division on a global basis, including application and technology development, sales and marketing, professional services and administration.

J. Patrick Tinley, Chief Executive Officer of CDC Software, stated “I am pleased to welcome Rick to this new role at Pivotal. In this next phase of CDC Software’s growth I will work closely with Rick and the Pivotal leadership team to continue to build momentum and capitalize on the synergies within our software groups. Pivotal’s more than 10 years of expertise delivering leading-edge customer relationship management software products and professional services, together with Rick’s deep experience and leadership skills, will be a winning combination as the company enters this exciting next phase.”

About CDC Corporation
CDC Corporation (NASDAQ: CHINA) is focused on enterprise software, business services, mobile applications and internet media. The company has approximately 2,000 employees with operations in 17 countries.

About CDC Software
CDC Software, the software unit of CDC Corporation, offers a broad range of software solutions for mid-sized enterprises. These products are utilized by approximately 3,500 customers worldwide.

For more information about CDC Corporation and CDC Software, please visit the website www.cdccorporation.net.

About Pivotal
Pivotal Corporation, a software unit of CDC Corporation (NASDAQ: CHINA), is a leading provider of customer relationship management (CRM) applications to help organizations create superior customer experiences. Pivotal’s CRM applications offer rich functionality, a highly flexible application platform, a full application suite, and best-in-class customization abilities, all with a low total cost of ownership. Pivotal delivers software and services that are designed to produce meaningful increases in revenues, margins, and customer loyalty. More than 1,800 companies around the world have licensed Pivotal, including Farm Credit Services of America, WCI Communities, Premera Blue Cross, Qiagen, AvMed Health Plans, Sharp Electronics Corporation, and WellCare Health Plans.

Pivotal’s complete CRM software suite includes a powerful application platform and additional capabilities in analytics, mobile CRM, and partner management. For more information about Pivotal Corporation, please visit .

Cautionary Note Regarding Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, including statements relating to the effects of the various management appointments at the company including building momentum and capitalizing on the synergies within the software group. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward looking statements, including the following: the ability to realize strategic objectives by taking advantage of market opportunities in targeted geographic markets; the ability to make changes in business strategy, development plans and product offerings; the ability to integrate operations or new acquisitions in accordance with the company’s business strategy; and the effects of restructurings and rationalization of operations. Further information on risks or other factors that could cause results to differ is detailed in filings or submissions with the United States Securities and Exchange Commission made by CDC Corporation in its Annual Report for the year ended December 31, 2004 on Form 20-F filed on June 30, 2005. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise.

For further information, please contact:
Media Relations	Investor Relations

Anne Yu Vice President, Corporate Planning Tel : (852) 2237 7020 Fax: (852) 2571 0410 media@cdccorporation.net	Craig Celek Vice President, Investor Relations Tel: 1 (212) 661 2160 Fax: 1 (646) 827 2421 craig.celek@cdccorporation.net